EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of May 31, 2005 by and between Horizon Advisers, an unincorporated division of Hancock Bank (the "Adviser"), and The Advisors' Inner Circle Fund II (the "Trust") (the "Agreement"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

WHEREAS, the Trust is a Massachusetts business trust organized under an Agreement and Declaration of Trust, dated July 24, 1992 as amended and restated as of February 18, 2004 and August 10, 2004 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated May 31, 2000 as amended and restated as of May 21, 2001 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.


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1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2. TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect with respect to all Funds until May 31, 2006 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Adviser, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

3. MISCELLANEOUS.

3.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.


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3.3.  DEFINITIONS.  Any question of  interpretation  of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.


IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


THE ADVISORS' INNER CIRCLE FUND II,
on behalf of each series of the Trust set forth in Schedule A


/s/ James Ndiaye
___________________________________
Name: James Ndiaye
Title: Vice President and Secretary

HANCOCK BANK, ON BEHALF OF HORIZON ADVISERS, AN UNINCORPORATED DIVISION OF HANCOCK BANK


/s/ David Lundgren
___________________________________
Name: David Lundgren
Title: Vice President


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                                   SCHEDULE A

                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

NAME OF FUND                              MAXIMUM ANNUAL OPERATING EXPENSE LIMIT

Treasury Securities Money Market Fund
         Trust Class                                       0.58%
         Institutional Sweep Class                         0.83%
         Class A Shares                                    1.08%
Strategic Income Bond Fund
         Trust Class                                       0.75%
         Class A                                           1.00%
         Class C                                           1.75%
Burkenroad Fund
         Class A                                           1.40%
         Class D                                           1.65%